Starbucks Announces Additional Stock Repurchase Authorization
SEATTLE; November 15, 2012 – Starbucks Corporation (NASDAQ: SBUX) today announced that its Board of Directors has authorized the repurchase of up to 25 million shares of the Company’s common stock. This authorization is in addition to the 12.1 million shares that remained available at fiscal year-end 2012 for repurchase under an existing authorization. Since the Company’s initial share repurchase program was authorized in September of 2001, Starbucks has repurchased a total of 184 million shares at a cost of $5.1 billion under authorized programs through September 30, 2012.
“This additional authorization to repurchase stock reflects the continued strength of Starbucks balance sheet as well as our strong ongoing operating cash flow to both support the global growth in the business and return value to our shareholders through the payment of quarterly dividends and share repurchases,” stated Troy Alstead, chief financial officer.
Shares will be repurchased in the open market at times and amounts considered appropriate by the Company based on factors including price and market conditions. Additionally, the Company’s Board of Directors has authorized that purchases can be made under Rule 10b5-1 of the Securities Exchange Act of 1934. A Rule 10b5-1 plan allows Starbucks to repurchase its shares during periods when the Company would normally not be active in the market due to its own internal trading blackout periods. All such purchases must be made according to a predefined plan that is established when the Starbucks plan administrator is not aware of material non-public information about Starbucks.
About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest quality arabica coffee in the world. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.
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